MILLER INDUSTRIES, INC.

                                  [LETTERHEAD]


FOR IMMEDIATE RELEASE:

Contact:  Frank Madonia, VP  (770) 587-1271
          Adam Dunayer, CFP  (423) 238-4171

                  CIVIL INVESTIGATION OF TOWING INDUSTRY


     ATLANTA, GEORGIA -- January 9, 1998 -- Miller Industries, Inc. (NYSE:MLR) announced today that it has received a letter from the Department of Justice Antitrust Division stating that it is conducting a civil investigation covering "competition in the tow truck industry."
The letter asked that the Company preserve its records related to the tow truck industry, particularly documents related to sales and prices of products and parts, acquisitions of other companies in the industry, distributor relations, patent matters, competition in the industry generally, and activities of other companies in the industry. It did not request that any documents be produced or that any other action be taken.

     Jeffrey I. Badgley, President and Chief Executive Officer of the Company, stated, "We believe this industry is highly competitive and are prepared to support our belief. We will cooperate fully with any investigation if asked to do so. In the meantime, we intend to continue to focus on operating our business for the benefit of our customers and shareholders."

     Miller Industries is a leading integrated provider of vehicle towing and recovery equipment and services. The Company markets its towing services under the national brand name RoadOne (TM) and its towing equipment under a number of well-recognized brands.